SCHEDULE A

Identity of Participants

Francis E. Younes’ principal business address is 6919 Dodge Street, Omaha, Nebraska 68132. Mark E. Novotny’s principal business address is 9290 West Dodge Road, Suite 302, Omaha, Nebraska 68114.

During the past five years, neither Mr. Younes nor Mr. Novotny has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the past five years, neither Mr. Younes nor Mr. Novotny has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws. Each of Mr. Younes and Mr. Novotny is a citizen of the United States of America. Neither Mr. Younes nor Mr. Novotny own any securities of Central Plains Bancshares, Inc.

Francis “Frank” E. Younes, age 40, is a Founding Partner of High & Younes, LLC, a full-service law firm based in Nebraska, which he co-founded in 2012, where he represents businesses, executives, and individuals in corporate, transactional, personal injury, and litigation matters. Mr. Younes also operates several real estate investment companies, including FTY Holdings, LLC, which he owns and founded in November 2021, HY Buildings, LLC, which he co-owns and co-founded in 2015, and Younes Holdings, LLC, which he co-owns and founded in 2013, as well as a home construction company, Nebraska Dream Hold Builders, LLC, which he co-owns and co-founded in March 2024. From 2019 to 2023, Mr. Younes served as a member of the Nebraska Supreme Court Judicial Nominating Commission, Fourth Judicial District, where he was appointed for a term to evaluate, interview, and recommend candidates for judicial appointment within the Fourth Judicial District of Nebraska. Mr. Younes also previously served as an Associate Attorney at Engles, Ketcham, Olson & Keith, P.C., a civil litigation law firm based in Nebraska, from 2011 to 2012, where he practiced civil litigation and corporate defense, representing businesses and insurers in state and federal court. Mr. Younes began his legal career as a Senior Certified Law Clerk at Sodoro, Daly & Sodoro. He is a member of various professional associations, including the Nebraska State Bar Association, Iowa State Bar Association, Omaha Bar Association, Nebraska Association of Trial Attorneys, Defense Research Institute (DRI), American Association for Justice and Knights of Columbus. Mr. Younes is admitted to practice law in the States of Nebraska and Iowa and is also admitted to the Nebraska State Courts, Nebraska Court of Appeals, Nebraska Supreme Court, U.S. District Court for the District of Nebraska, Iowa State Courts, Iowa Court of Appeals, Iowa Supreme Court and U.S. District Court for the Southern Districts of Iowa. Mr. Younes received a United States Senate Ethics Training Certification after completing formal ethics training administered by the United States Senate and has been recognized by leading peer-review and rating organizations for legal excellence, client service, and professional achievement. Mr. Younes received his Juris Doctorate from Creighton University School of Law and Bachelor of Science in Business Administration from Creighton University.

Mark E. Novotny, age 68, is an Attorney at Cassem, Tierney, Adams, Gotch & Douglas, a multi-service law firm based in Nebraska, where he represents individuals, corporations, partnerships, and governmental entities in all types of complex commercial, professional, insurance, corporate and business litigation in federal and state courts, including handling business disputes, intellectual property matters, environmental issues, and regulatory compliance. Prior to joining Cassem, Tierney, Adams, Gotch & Douglas in January 2025, Mr. Novotny served as an Attorney at Lamson Dugan & Murray LLP, a law firm based in Nebraska, from 1989 to January 2025. Mr. Novotny has served on the American Board of Trial Advocates, a national association of experienced trial lawyers and judges, since 2013 and previously served on the Nebraska State Bar Association Executive Council from October 2019 to October 2023. Mr. Novotny is also a member of various professional associations, including the Omaha Bar Association, Nebraska State Bar Association, Defense Research Institute, Defense Counsel Association of Nebraska and National Association of Railroad Trial Counsel. Mr. Novotny is admitted to practice law in the State of Nebraska and is also admitted to the Nebraska State and Appellate Courts, U.S. District Court for the District of Nebraska, U.S. District Court for the District of Arizona, U.S. District Court for the District of Colorado, U.S. District Court for the District of Wisconsin, U.S. Court of Appeals, Eighth Circuit, U.S. Tax Court and U.S. Supreme Court. Mr. Novotny has been recognized for his legal excellence, ethical commitment and professional achievement, receiving numerous awards and honors throughout his legal career. Mr. Novotny received his Juris Doctor from Creighton University School of Law and Bachelor of Science in Communications from the University of Nebraska at Omaha.

The participants in the solicitation are anticipated to be Stilwell Activist Investments, L.P., a Delaware limited partnership, Stilwell Activist Fund, L.P., a Delaware limited partnership, Stilwell Partners, L.P., a Delaware limited partnership, Stilwell Value LLC, a Delaware limited liability company, Joseph Stilwell, Mr. Younes and Mr. Novotny (each a “Participant” and collectively, the “Participants”). Each of the Participants specifically disclaims beneficial ownership of any shares of Common Stock owned by any of the other Participants that he or it does not directly own.